Exhibit 99.2

Reconciliation from Non-GAAP to GAAP Measures

In addition to financial results presented in accordance with GAAP, the slides contained in this filing contain certain non-GAAP measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.  We believe this information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any given period.

During the second and fourth quarters of 2009, the Company recorded non-cash goodwill impairment charges.  The Company believes that excluding the after-tax effects of these charges from its discussion of the Company’s core operating results will provide investors with a basis to compare the Company’s operating results on a year by year or quarter by quarter basis without the material distortions caused by these non-operating charges.  The following table reconciles following non-GAAP financial measures:

•                  Net Operating Income excluding Goodwill Impairment Charges with Net Income calculated and presented in accordance with GAAP;

•                  Operating Earnings Per Share excluding Goodwill Impairment Charges with Operating Earnings Per Share calculated and presented in accordance with GAAP; and

•                  Earnings Before LLP & Taxes excluding Goodwill Impairment Charges with Earnings Before LLP & Taxes calculated and presented in accordance with GAAP.

Year Ended 12/31/09
Net Operating Income Excluding Goodwill Impairment Charges	$7.7 million
Goodwill Impairment Charges, Net of Income Tax	(71.9) million
Net Operating Income as reported	$(64.1) million

	Quarter Ended 06/30/09	Quarter Ended 12/31/09	Year Ended 12/31/09
Operating Earnings Per Share Excluding Goodwill Impairment Charges	$0.07	$0.11	$0.24
Goodwill Impairment Charges, Net of Income Tax	(2.00)	(1.57)	(3.57)
Operating Earnings Per Share as reported	$(1.93)	$(1.46)	$(3.33)

Year Ended 12/31/09
Earnings Before LLP & Taxes Excluding Goodwill Impairment Charges	$50.8 million
Goodwill Impairment Charges	(80.3) million
Earnings Before LLP & Taxes as reported	$(29.5) million